Exhibit 99.1

Track Group Completes Long-Term Debt Restructuring

SALT LAKE CITY, July 15, 2015 - Track Group, Inc. (OTCQX: TRCK), a global tracking solutions company, announced today that it has restructured $28.0 million of its short-term debt, which is anticipated to substantially improve the Company’s free cash flow and financial condition.

The Company restructured and consolidated its existing current debt of $28.0 million USD with an amendment to the Company’s existing Facility Agreement with its lender, Conrent Invest through its compartment Safety II.   The $30.4 million USD facility, effective June 30, 2015, will bear interest at an annual fixed rate of 8%, is unsecured, includes a no-cost voluntary prepayment option, and matures on July 31, 2018.  Proceeds will be used to consolidate existing loans that mature over the next six to nine months, including fees and accrued interest through January 2016.

“The restructuring of our existing debt facility illustrates our lender’s confidence and commitment in our business model and strategic direction both domestically and internationally,” said John Merrill, Track Group Chief Financial Officer.  “We took advantage of favorable terms to create a stronger capital structure improving liquidity and flexibility to support our priorities for cash flow; invest in our global platform-as-a-service business, fund acquisitions, and provide support for our continued growth momentum.”

About Track Group

Track Group develops and provides tracking solutions that combine real-time tracking devices and monitoring services with advanced data analytics for the global offender management market. For more information, visit www.trackgrp.com

Cautionary Language Concerning Forward-Looking Statements:

Information set forth in this press release contains forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in Track Group’s filings with the Securities and Exchange Commission. Track Group, Inc. disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

The description of the debt restructuring in this press release does not purport to be a complete description. The statements in this press release are qualified in their entirety by reference to the description of the credit facility and the debt restructuring contained in a Current Report on Form 8-K filed with the Securities and Exchange Commission by Track Group, fka SecureAlert Inc., on July 15, 2015 and January 7, 2014.

For more information, please contact:

John Merrill, Chief Financial Officer, Track Group
866-451-6141
john.merrill@trackgrp.com

Steve Hamilton, Chief Marketing Officer, Track Group
877-260-2010
steve.hamilton@trackgrp.com